Exhibit 5.1

[Letterhead of Cleary Gottlieb Steen & Hamilton LLP]

September 20, 2010

Kraton Performance Polymers, Inc.

15710 John F. Kennedy Blvd.

Suite 300

Houston, Texas 77032

Ladies and Gentlemen:

We have acted as counsel to Kraton Performance Polymers, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-1 (No. 333-169356) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the sale by the Selling Stockholders (as defined below) of shares of the Company’s Common Stock, par value $0.01 per share (the “Securities”).

In arriving at the opinion expressed below, we have reviewed the following documents:

(a) the Registration Statement;

(b) the Certificate of Incorporation of the Company, included as Exhibit 3.1 to the Registration Statement; and

(c) the form of underwriting agreement by and among the Company, the selling stockholders named therein (the “Selling Stockholders”) and Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Oppenheimer & Co. Inc., as representatives of the several underwriters named therein, included as Exhibit 1.1 to the Registration Statement.

Kraton Performance Polymers, Inc., p. 2

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities have been duly authorized by all necessary corporate action of the Company, have been validly issued by the Company and are fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement and the related prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ DUANE MCLAUGHLIN
Duane McLaughlin, a Partner